Exhibit 5.4

June 4, 2012

Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Re: Fidelity National Information Services, Inc. – 7.625% Senior Notes Due 2017

Ladies and Gentlemen:

We are issuing this opinion in our capacity as special counsel to those subsidiaries listed on Attachment A hereto (the “Subject Entities”) of Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), in connection with the Company’s registration statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on June 4, 2012 (as amended or supplemented, the “Registration Statement”) relating to the exchange of up to $150,000,000 aggregate principal amount of its 7.625% Senior Notes due 2017 (the “Exchange Notes”), which will be registered under the Securities Act of 1933, as amended (the “Securities Act”), for an equal principal amount of its outstanding unregistered 7.625% Senior Notes due 2017 (the “Original Notes”).

The Original Notes were issued, and the Exchange Notes will be issued, pursuant to the terms and conditions of, and in the form set forth in, the indenture dated as of July 16, 2010 as supplemented by supplemental indentures dated February 11, 2011, July 1, 2011, November 21, 2011, December 19, 2011 and May 11, 2012 (as so supplemented, the “Indenture”) by and among the Company, the Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”) and the guarantors party thereto, which guarantors include the Subject Entities. The Exchange Notes will be guaranteed by the Subject Entities in accordance with the terms of the Indenture (the “Guarantees”).

In connection with this opinion, we have examined originals or copies of such documents, corporate records, instruments, certificates of public officials and of the Subject Entities(including, without limitation, an Opinion Certificate made by the Subject Entities attached hereto as Attachment B), made such inquiries of officials of the Subject Entities, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies and that each document obtained from a public authority is accurate, complete and authentic, and all official records (including their proper indexing and filing) are accurate and complete. In making our examination of documents executed by entities

4800 WELLS FARGO CENTER | 90 South Seventh Street Minneapolis, MN 55402

P:612-877-5000 F:612-877-5999 W:moss-barnett.com

Fidelity National Information Services, Inc.

June 4, 2012

we have assumed: (i) other than with respect to the Subject Entities, that each other entity has the power and authority to execute and deliver, and to perform and observe the provisions of such documents, and the due authorization by each such entity of all requisite action; and (ii) the due execution and delivery of such documents by each such entity, and that such documents constitute the legal, valid and binding obligations of each such entity.

We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than the substantive laws (excluding its applicable choice of law rules) of the State of Minnesota, as in effect on the date hereof. None of the opinions or other advice contained in this letter considers or covers any federal, state or foreign securities (or “blue sky”) laws or regulations. We express no opinion concerning the contents of the Registration Statement or any related prospectus. The Exchange Notes may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date of this opinion, which laws are subject to change with possible retroactive effect. We have no obligation to update or supplement the opinions herein to reflect any changes in law that may hereafter occur or become effective. We also have assumed that the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a reported decision in Minnesota has established its unconstitutionality or invalidity.

Based upon and subject to the limitations, assumptions and qualifications set forth herein, we are of the opinion that:

1.	Each of the Subject Entities has been duly organized under the laws of its jurisdiction of organization as set forth on Attachment A hereto and is validly existing and in good standing under the laws of such jurisdiction.

2.	Each of the Subject Entities has the organizational power to enter into and perform its obligations under the Indenture.

3.	The execution, delivery and performance of the Indenture have been duly authorized by all necessary organizational action on the part of the Subject Entities.

4.	The Guarantees by the Subject Entities with respect to the Exchange Notes have been duly authorized by the Subject Entities.

The opinions set forth herein are limited to, and no opinion is implied or may be inferred beyond, the matters expressly stated herein.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the

Fidelity National Information Services, Inc.

June 4, 2012

category of persons whose consent is required under Section 7 of the Securities Act. We also consent to Kirkland & Ellis, LLP, relying on this opinion solely for purposes of preparing its opinion letter.

Very truly yours,

/s/ Christopher D. Stall

Christopher D. Stall

Attorney at Law

612-877-5279

StallC@moss-barnett.com

Attachment A

Subject Entities

Entity Name	Entity Type	Jurisdiction of Organization

Analytic Research Technologies, Inc.	Corporation	Minnesota

ATM Management Services, Inc. (f.k.a. ACI-Canada, Inc.)	Corporation	Minnesota

Chex Systems, Inc. (f.k.a. Chex Newco Corporation)	Corporation	Minnesota

EFD Asia, Inc. (f.k.a. eFunds Overseas, Inc.)	Corporation	Minnesota

eFunds Global Holdings Corporation	Corporation	Minnesota

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